UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 5, 2017

CLAYTON WILLIAMS ENERGY, INC.
(Exact name of Registrant as specified in its charter)

Delaware	001-10924	75-2396863
(State or other jurisdiction of	(Commission File	(I.R.S. Employer
incorporation or organization)	Number)	Identification Number)

6 Desta Drive, Suite 6500, Midland, Texas	79705-5510
(Address of principal executive offices)	(Zip code)

Registrant’s Telephone Number, including area code:  (432) 682-6324

Not applicable
(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2 (b) under the Exchange Act (17 CFR 240.14d-2 (b))
☐ Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4 (c))

Item 3.01 - Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.
On January 10, 2017, Clayton Williams Energy, Inc. (the “Company”) filed an interim written affirmation with the New York Stock Exchange (the “NYSE”) notifying the NYSE that, as a result of the resignation of Mr. Ted G. Gray, Jr. from the board of directors of the Company (the “Board”) as described below, the Company is not currently in compliance with Section 303A.07(a) of the NYSE’s Listed Company Manual because the audit committee (the “Audit Committee”) of the Board consists of only two members. On January 10, 2017, the Company received a letter from the NYSE indicating that if the Company is not able to cure this deficiency by January 18, 2017, a “BC” indicator will be added to the Company’s ticker symbol “CWEI” on January 20, 2017 to denote that the Company is not in compliance with the NYSE’s continued listing standards. The Company’s common stock will continue to be listed and traded, subject to compliance with the other continued listing requirements, and the “BC” indicator will be removed when the Company is compliant with all NYSE listing standards.
The Board intends to commence its search for and appoint an independent director to the Board to serve as the third member of the Audit Committee as soon as practicable.
Item 5.02 - Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On January 5, 2017, the Company received notice from Mr. Ted G. Gray, Jr., of his resignation from the Board and all committees thereof, effective immediately. There was no disagreement between Mr. Gray and the Board, the Company, or the Company’s management regarding any matter relating to the Company’s operations, policies or practices. Mr. Gray was a member of the Audit, Compensation and Nominating and Governance Committees of the Board.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereto duly authorized.

CLAYTON WILLIAMS ENERGY, INC.

Date:	January 11, 2017	By:	/s/ Mel G. Riggs
Mel G. Riggs
President

Date:	January 11, 2017	By:	/s/ Jaime R. Casas
Jaime R. Casas
Senior Vice President and Chief Financial
Officer